                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: November 28, 2001





                                  ------------

                    Southern Community Financial Corporation


      North Carolina               000-33227                     56-2270620
(State of incorporation)    (Commission File Number)          (I.R.S. Employer
                                                             Identification No.)


     4701 Country Club Road, Winston-Salem, North Carolina         27104
            (Address of principal executive offices)            (Zip Code)

                    Issuer's telephone number: (336) 768-8500

                                  ------------



               This document contains 2 pages, excluding exhibits.

Item 5:  Other Events

On November 28, 2001, Southern Community Financial Corporation ("Southern Community"), the holding company of Southern Community Bank and Trust (the "Bank") filed a registration statement with the Securities and Exchange Commission for a public offering of up to 1,500,000 shares of convertible trust preferred securities. The underwriter for the offering has been granted an option to purchase up to 225,000 additional shares. The convertible trust preferred securities will be issued by Southern Community Capital Trust I (the "Trust"), a newly-formed subsidiary of Southern Community. The Trust will sell convertible trust preferred securities to the public and common securities to Southern Community. The Trust will then use the proceeds from the convertible trust preferred securities and the common securities to buy convertible debentures issued by Southern Community. The Trust will distribute payments it receives on the convertible debentures to holders of the convertible trust preferred securities and common securities.

Southern Community intends to use the net proceeds from the sale principally to infuse additional capital into its subsidiary, the Bank. This will allow the Bank to fund its operations and continued expansion, and the operation and continued expansion of the Bank's subsidiaries. Southern Community may use portions of the net proceeds for general corporate purposes, including, but not limited to, the possible repurchase of shares of its common stock and acquisitions of or investments in bank or permissible non-bank entities.

The Bank opened on November 18, 1996. The Bank is headquartered in Winston-Salem, North Carolina, with offices in Winston-Salem, Clemmons, Kernersville and Yadkinville, North Carolina. The stock symbol for the holding company is SCMF. The stock is currently traded on the OTC Electronic Bulletin Board.

Item 7(c):  Exhibits

            Exhibit 99:       Press Release



Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Southern Community Financial Corporation

                                        By: /s/ Richard M. Cobb
                                            ------------------------------------
                                            Richard M. Cobb
                                            Vice President and Treasurer

                                        Date:  December 4, 2001